EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Waste Management Announces Third Quarter Earnings

Yield and Cost Controls Continue to Drive Strong Operating Profit

HOUSTON — October 29, 2014 — Waste Management, Inc. (NYSE: WM) today announced financial results for its quarter ended September 30, 2014. Revenues for the third quarter of 2014 were $3.60 billion compared with $3.62 billion for the same 2013 period. Net income (a) for the quarter was $270 million, or $0.58 per diluted share, compared with $291 million, or $0.62 per diluted share, for the third quarter of 2013. Results in the third quarter of 2014 included approximately $66 million of after-tax net charges primarily related to the restructuring of several corporate functions and legal reserves. Excluding these impacts, net income would have been $336 million, or $0.72 per diluted share, in the third quarter of 2014, compared to adjusted earnings per diluted share of $0.65 in the third quarter of 2013.(b)

“Once again, our strong yield and cost controls delivered growth in our traditional solid waste business as income from operations grew $13 million and income from operations margin rose by 60 basis points compared to the third quarter of 2013 results,” commented David P. Steiner, President and Chief Executive Officer of Waste Management. (b) “For the sixth consecutive quarter, our yield exceeded both 2.0% and CPI. Our cost of operations improved by $26 million and as a percent of revenue improved 40 basis points compared to the prior year third quarter.

“These results demonstrate our commitment to growing the income generated from our operations, and in the third quarter we took another important step to expand our operating margins by reducing our corporate overhead costs. That action continued the alignment of our corporate leadership and staff with the needs of our field operations. It’s the natural progression from the 2012 restructuring of our field organization, which focused directly on better aligning our corporate and field leadership and empowering our customer-facing employees. We anticipate saving in excess of $100 million annually from these actions when fully implemented in 2015. This resulted in a restructuring charge of $0.09 per diluted share in the third quarter.”

KEY HIGHLIGHTS FOR THE THIRD QUARTER 2014

•	Revenue decreased by 0.5%, or $19 million, but would have increased by 0.5%, or $17 million, if not for a $24 million decline related to divestitures of operations and a $12 million decline related to foreign currency translation adjustments.

•	Internal revenue growth from yield for collection and disposal operations was 2.3%.

•	Core price, which consists of price increases and fees, other than the Company’s fuel surcharge, net of rollbacks, was 3.8%.

•	Internal revenue growth from volume was negative 1.3%, a 10 basis point sequential improvement from the second quarter of 2014 and the third consecutive quarter of sequential improvement.

•	Earnings from the Company’s recycling operations increased slightly when compared to the prior year, despite an average OCC commodity price decline of 17.1%, reflecting the Company’s continued focus on enforcement of restrictions on contaminated loads and modifications to customer rebate structures.

FOR MORE INFORMATION

Waste Management

Web site

www.wm.com

Analysts

Ed Egl

713.265.1656

eegl@wm.com

Media

Toni Beck

713.394.5093

tbeck3@wm.com

•	Operating expenses as a percent of revenue were 63.8% in the third quarter of 2014, as compared to 64.2% in the third quarter of 2013, an improvement of 40 basis points. Overall operating expenses improved by $26 million compared to the prior year period, primarily driven by operating cost improvements in both the Company’s solid waste and recycling operations.

•	Earnings were negatively affected by $0.01 per diluted share from the accounting impact of a decrease in the 10-year risk free interest rate, which is used to calculate the present value of our remediation liabilities.

•	SG&A expenses increased $28 million when compared to the third quarter of 2013 primarily due to the recognition of legal reserves for ongoing matters. Adjusting for the $31 million of legal reserves, SG&A expense improved $3 million to $346 million and was flat as a percent of revenue at 9.6% compared to the prior year period. (b) The legal reserves relate to three matters that are currently in litigation.

•	Net cash provided by operating activities was $672 million. Capital expenditures were $307 million.

•	Free cash flow was $418 million, a decrease of $34 million compared to the third quarter of 2013. (b) The difference was driven by an increase of $58 million in cash taxes due mostly to the expiration of bonus depreciation and the repatriation of earnings from the divestiture of our operations in Puerto Rico. The Company had $53 million of divestiture proceeds in the quarter, primarily related to the sale of certain landfill and collection operations in the Company’s Eastern Canada market.

•	The Company returned $772 million to shareholders — $600 million for an accelerated repurchase of shares announced in July, and $172 million in dividends.

•	The effective tax rate was approximately 32.1%, compared to 34.3% in the third quarter of 2013. The rate was lower than the Company’s expected rate of 35% primarily due to state audit settlements and adjustments to our accruals and related deferred taxes resulting from the filing of our 2013 returns.

Steiner concluded, “We have seen three successive strong quarters in 2014, and we expect that strength to continue into the fourth quarter. We are confident that we can meet the analysts’ fourth quarter consensus of $0.60 of adjusted earnings per diluted share. That would lead to full year adjusted earnings per diluted share of $2.41, $0.06 above the high end of our previous range. Cash flow has also been strong through the first three quarters, and we expect that we will also exceed the $1.5 billion high end of our free cash flow guidance. The strength of our business in the first three quarters and the reorganization of our corporate functions sets us up to continue to grow our core business in 2015.” (b)

(a)	For purposes of this press release, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”
(b)	This press release includes adjusted net income, adjusted earnings per diluted share, and adjusted SG&A expense, which are non-GAAP measures as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of our results of operations and (ii) financial measures the Company uses in the management of its business.

The Company’s projected full year 2014 and fourth quarter earnings per diluted share are not based on GAAP net earnings per diluted share and are anticipated to be adjusted to exclude the effects of events or circumstances in 2014 that are not representative or indicative of the Company’s results of operations, including, in the case of full year earnings approximately $69 million of after-tax charges primarily related to the divestiture of operations in Puerto Rico in the second quarter of 2014 and approximately $66 of after-tax charges discussed in the first paragraph of this press release. Projected GAAP earnings per diluted share for the full year or fourth quarter would require estimation of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year or fourth quarter earnings per diluted share to a GAAP earnings per diluted share projection.

The Company also discusses free cash flow and provides a projection of free cash flow, which is a non-GAAP measure, because it believes that it is indicative of our ability to pay our quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay our debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nevertheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore is not subject to comparison. The Company defines free cash flow as:

•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses and other assets (net of cash divested).

The quantitative reconciliations of non-GAAP measures used herein to the most comparable GAAP measures are included in the accompanying schedules, with the exception of (i) projected earnings per diluted share and (ii) growth in income from operations and income from operations margin for our traditional solid waste business, which is comprised of collection, landfill, and transfer station services, as such measures include only on a subset of our operations and are not calculated using GAAP measures available in our financial statements. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the third quarter 2014 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 8203798 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Wednesday, October 29, 2014 through 5:00 PM (Eastern) on Wednesday, November 12, 2014. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 8203798.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to statements regarding, 2014 full year and fourth quarter earnings per diluted share; 2014 free cash flow; strength and growth of the business and free cash flow; growth of income generated from operations; expansion of operating margins; annual cost savings from the recent restructuring and reduction in corporate overhead; pending litigation; improvement in recycling operations and enforcement of restrictions; achievement of full-year targets; and future results from pricing and cost control initiatives. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; our August 2014 restructuring may not achieve the goals and cost savings intended, our Wheelabrator divestiture may not be completed as anticipated and may present financial, managerial and operational risks; environmental and other regulations; commodity price fluctuations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management visit www.wm.com or www.thinkgreen.com.

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Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended September 30,
	2014	2013
Operating revenues	$3,602	$3,621

Costs and expenses:
Operating	2,299	2,325
Selling, general and administrative	377	349
Depreciation and amortization	329	344
Restructuring	67	3
(Income) expense from divestitures, asset impairments and unusual items	(16)	23

	3,056	3,044

Income from operations	546	577

Other income (expense):
Interest expense	(118)	(119)
Interest income	2	—
Equity in net losses of unconsolidated entities	(14)	(3)
Other, net	(2)	(3)

	(132)	(125)

Income before income taxes	414	452
Provision for income taxes	133	155

Consolidated net income	281	297
Less: Net income attributable to noncontrolling interests	11	6

Net income attributable to Waste Management, Inc.	$270	$291

Basic earnings per common share	$0.59	$0.62

Diluted earnings per common share	$0.58	$0.62

Basic common shares outstanding	460.8	469.3

Diluted common shares outstanding	463.6	471.2

Cash dividends declared per common share	$0.375	$0.365

(1)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended September 30,
	2014	2013
EPS Calculation:

Net income attributable to Waste Management, Inc.	$270	$291

Number of common shares outstanding at end of period	457.9	469.2
Effect of using weighted average common shares outstanding	2.9	0.1

Weighted average basic common shares outstanding	460.8	469.3
Dilutive effect of equity-based compensation awards and other contingently issuable shares	2.8	1.9

Weighted average diluted common shares outstanding	463.6	471.2

Basic earnings per common share	$0.59	$0.62

Diluted earnings per common share	$0.58	$0.62

(2)

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Operating revenues	$10,559	$10,483

Costs and expenses:
Operating	6,832	6,845
Selling, general and administrative	1,105	1,092
Depreciation and amortization	985	1,006
Restructuring	69	13
(Income) expense from divestitures, asset impairments and unusual items	21	38

	9,012	8,994

Income from operations	1,547	1,489

Other income (expense):
Interest expense	(356)	(363)
Interest income	4	2
Equity in net losses of unconsolidated entities	(36)	(19)
Other, net	(7)	(12)

	(395)	(392)

Income before income taxes	1,152	1,097
Provision for income taxes	412	368

Consolidated net income	740	729
Less: Net income attributable to noncontrolling interests	32	26

Net income attributable to Waste Management, Inc.	$708	$703

Basic earnings per common share	$1.53	$1.50

Diluted earnings per common share	$1.52	$1.50

Basic common shares outstanding	464.0	467.7

Diluted common shares outstanding	466.4	469.2

Cash dividends declared per common share	$1.125	$1.095

(3)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
EPS Calculation:

Net income attributable to Waste Management, Inc.	$708	$703

Number of common shares outstanding at end of period	457.9	469.2
Effect of using weighted average common shares outstanding	6.1	(1.5)

Weighted average basic common shares outstanding	464.0	467.7
Dilutive effect of equity-based compensation awards and other contingently issuable shares	2.4	1.5

Weighted average diluted common shares outstanding	466.4	469.2

Basic earnings per common share	$1.53	$1.50

Diluted earnings per common share	$1.52	$1.50

(4)

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

	September 30, 2014	December 31, 2013
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$183	$58
Receivables, net	1,713	1,810
Businesses held-for-sale	1,852	23
Other	368	608

Total current assets	4,116	2,499

Property and equipment, net	10,849	12,344
Goodwill	5,766	6,070
Other intangible assets, net	464	529
Other assets	1,016	1,161

Total assets	$22,211	$22,603

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,279	$2,288
Current portion of long-term debt	1,141	726
Businesses held-for-sale	369	—

Total current liabilities	3,789	3,014

Long-term debt, less current portion	9,023	9,500
Other liabilities	3,736	4,087

Total liabilities	16,548	16,601

Equity:
Waste Management, Inc. stockholders’ equity	5,364	5,707
Noncontrolling interests	299	295

Total equity	5,663	6,002

Total liabilities and equity	$22,211	$22,603

(5)

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Consolidated net income	$740	$729
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	985	1,006
Other	82	209
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	4	(86)

Net cash provided by operating activities	1,811	1,858

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(32)	(698)
Capital expenditures	(781)	(824)
Proceeds from divestitures of businesses and other assets (net of cash divested)	319	113
Investments in unconsolidated entities	(23)	(29)
Net receipts from restricted trust and escrow accounts, and other	(59)	6

Net cash used in investing activities	(576)	(1,432)

Cash flows from financing activities:
New borrowings	2,364	1,657
Debt repayments	(2,392)	(1,683)
Common stock repurchases	(600)	—
Cash dividends	(521)	(512)
Exercise of common stock options	70	116
Other, net	(28)	(37)

Net cash used in financing activities	(1,107)	(459)

Effect of exchange rate changes on cash and cash equivalents	(3)	(4)

Increase (decrease) in cash and cash equivalents	125	(37)
Cash and cash equivalents at beginning of period	58	194

Cash and cash equivalents at end of period	$183	$157

(6)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
	2014	2014	2013
Operating Revenues by Lines of Business
Collection
Commercial	$853	$856	$871
Residential	636	643	659
Industrial	586	574	589
Other	90	88	74

Total Collection	2,165	2,161	2,193
Landfill	758	732	741
Transfer	354	357	352
Wheelabrator	205	206	214
Recycling	351	351	367
Other	405	396	416
Intercompany (a)	(636)	(642)	(662)

Operating revenues	$3,602	$3,561	$3,621

	Quarters Ended
	September 30, 2014		September 30, 2013
	Amount	As a % of Total Company	Amount	As a % of Total Company
Analysis of Change in Year Over Year Revenues
Average yield (i)	$58	1.6%	$90	2.6%
Volume	(49)	-1.3%	(22)	-0.6%

Internal revenue growth	9	0.3%	68	2.0%
Acquisition	8	0.2%	103	3.0%
Divestitures	(24)	-0.7%	(2)	-0.1%
Foreign currency translation	(12)	-0.3%	(9)	-0.3%

	$(19)	-0.5%	$160	4.6%

	Amount	As a % of Related Business	Amount	As a % of Related Business
(i) Average yield
Collection, landfill and transfer	$68	2.4%	$69	2.5%
Waste-to-energy disposal	—	0.0%	(1)	-0.9%

Collection and disposal	68	2.3%	68	2.3%
Recycling commodities	(5)	-1.4%	5	1.6%
Electricity	(5)	-7.4%	7	9.7%
Fuel surcharges and mandated fees	—	0.0%	10	6.0%

Total	$58	1.6%	$90	2.6%

	Quarters Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Free Cash Flow Analysis (b)
Net cash provided by operating activities	$672	$736	$1,811	$1,858
Capital expenditures	(307)	(323)	(781)	(824)
Proceeds from divestitures of businesses and other assets (net of cash divested)	53	39	319	113

Free cash flow	$418	$452	$1,349	$1,147

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.
(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	September 30, 2014	June 30, 2014	September 30, 2013
Balance Sheet Data

Cash and cash equivalents	$183	$137	$157

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$10,164	$9,797	$10,059
Total equity	5,663	6,147	7,015

Total capital	$15,827	$15,944	$17,074

Debt-to-total capital	64.2%	61.4%	58.9%

Capitalized interest	$4	$4	$6

Acquisition Summary (a)

Gross annualized revenue acquired	$2	$9	$234

Total consideration	$2	$16	$515

Cash paid for acquisitions	$6	$15	$488

Other Operational Data

Internalization of waste, based on disposal costs	68.1%	67.5%	67.3%

Total landfill disposal volumes (tons in millions)	25.5	24.6	24.7
Total waste-to-energy disposal volumes (tons in millions)	1.9	1.9	2.0

Total disposal volumes (tons in millions)	27.4	26.5	26.7

Active landfills	258	262	271

Landfills reporting volume	240	243	254

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$88.6	$87.9	$89.4
Asset retirement costs	14.6	15.7	17.7

Total landfill amortization expense	103.2	103.6	107.1
Accretion and other related expense	19.0	18.6	18.4

Landfill amortization, accretion and other related expense	$122.2	$122.2	$125.5

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods except for Cash paid for acquisitions, which may include cash payments for business acquisitions consummated in prior quarters.

(8)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended September 30, 2014
Adjusted Net Income and Earnings Per Diluted Share	After-tax Amount	Tax (Expense) / Benefit	Per Share Amount
Net Income and Diluted EPS, as reported	$270		$0.58

Adjustments to Net Income and Diluted EPS:
Restructuring charges	44	23
Legal reserves	29	2
(Income) from divestitures, asset impairments and unusual items (a)	(7)	(5)

	66		0.14

Net Income and Diluted EPS, as adjusted	$336		$0.72	(b)

	Quarter Ended September 30, 2013
Adjusted Net Income and Earnings Per Diluted Share	After-tax Amount	Tax (Expense) / Benefit	Per Share Amount
Net Income and Diluted EPS, as reported	$291		$0.62

Adjustments to Net Income and Diluted EPS:
Asset impairments and unusual items	10	7
Partial withdrawal from multiemployer pension plan	3	2
Restructuring charges	2	1

	15		0.03

Net Income and Diluted EPS, as adjusted	$306		$0.65	(b)

(a)	Includes net charges reflected in: i) the “asset impairments and unusual items” financial caption, primarily related to the divestiture of certain landfill and collection operations in our Eastern Canada Area and ii) charges associated with certain of our investments in unconsolidated entities that are included in the “other, net” financial caption.
(b)	Adjusted earnings per diluted share increased more than 10% in the third quarter of 2014 as compared with adjusted results for the same period prior year.

(9)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended September 30, 2014
Adjusted SG&A Expenses as a percent of Revenues	Amount		As a % of Revenues
Operating revenues, as reported	$3,602

SG&A expenses, as reported	$377		10.5%

Adjustments to SG&A expenses:
Legal reserves	31

SG&A expenses, as adjusted	$346	(a)	9.6	% (a)

Full Year 2014 Free Cash Flow Reconciliation (b)
Net cash provided by operating activities	$2,550
Capital expenditures	(1,300)
Proceeds from divestitures of businesses and other assets (net of cash divested)	300

	$1,550

(a)	Adjusted SG&A expenses declined $3 million and was flat as a percent of revenues at 9.6%, compared with as-reported results in the third quarter of 2013.
(b)	This reconciliation illustrates a scenario in which our projected free cash flow for 2014 could exceed the upper-end of our guidance of $1.5 billion. The amounts used in the reconciliation are subject to many variables, some of which are not under our control, and are not necessarily representative or indicative of full year results.

(10)